SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 14, 2010

South Dakota Soybean Processors, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (605) 647-9240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 14, 2010, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB, of Greenwood Village, Colorado. See Item 2.03, the text of which is herein incorporated by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 14, 2010, we entered into an amendment of the Master Loan Agreement with our lender, CoBank, ACB of Greenwood, Colorado, for the purpose of amending our revolving working capital (seasonal) loan. Under the amendment, the amount that we may borrow from CoBank is increased from $30 million to $40 million. The variable interest rate on the loan is also increased from LIBOR (One-Month LIBOR Index Rate) plus 3.35% to LIBOR (One-Month LIBOR Index Rate) plus 3.85%. In addition, our covenant for working capital is changed.  Prior to the amendment, our minimum working capital requirement was $7.5 million at the end of each fiscal year and $6.0 million at the end of each other period for which financial statements are required to be furnished. After the amendment, our minimum working capital requirement will remain at $7.5 million at the end of each fiscal year and $6.0 million at the end of each other period for which financial statements are required to be furnished including November 30, 2010. Beginning on January 31, 2011, however, and for every period for which financial statements are required to be furnished, our minimum working capital for these periods is increased from $6.0 million to $7.0 million.

All other material terms and conditions under the Master Loan Agreement and related agreements remain the same following this amendment. The amendment to the Master Loan Agreement and related agreement will be filed as an exhibit in our next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: October 18, 2010	/s/ Rodney Christianson
Rodney Christianson, Chief Executive Officer